UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2019

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12593	47-0728886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Cummings Center

Beverly, MA 01915
(Address of principal executive offices and zip code)

(978) 619-1300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 13, 2019, ATN International, Inc. (the “Company”) entered into certain agreements relating to the payment of severance and other benefits to the executive officers of the Company, the forms of which were previously approved by the Company’s board of directors, upon recommendation by the Company’s compensation committee (the “Severance Agreements”).  The Company entered into Severance Agreements with each of the following executive officers of the Company: (i) Michael T. Prior, President and Chief Executive Officer of the Company (the “CEO”); (ii) Justin D. Benincasa, Chief Financial Officer; (iii) William F. Kreisher, Senior Vice President, Corporate Development; (iv) Brad W. Martin, Executive Vice President, Operations; and (v) Mary Mabey, Senior Vice President and General Counsel.  The Severance Agreements supersede and replace any prior similar agreements between the Company and any of the Company’s executive officers. The purpose of the amendments to the prior severance agreements was to clarify certain provisions in the original agreements and there is no changes were made to the economic terms.

Pursuant to the terms of the Severance Agreements, each of the executive officers will be entitled to certain severance benefits if the executive officer is subject to (a) a termination of the executive officer’s employment by the Company, or a Good Reason Termination (as defined in the Severance Agreements), within three months prior to or 12 months following a Change in Control (as defined in the Severance Agreements) for any reason other than Cause (as defined in the Severance Agreements) or the executive officer’s death or disability (a “Change of Control Involuntary Termination”); or (b) a termination of the executive officer’s employment by the Company, or a Good Reason Termination, for any reason other than Cause or the executive officer’s death or disability, that does not qualify as a Change of Control Involuntary Termination (a “Non-Change of Control Involuntary Termination”).  Each of the Severance Agreements include certain covenants from the executive officer relating to confidentiality, non-competition and non-solicitation.  Each of the executive officer’s rights to receive benefits under the Severance Agreements is contingent upon the executive officer’s execution of a release agreement.

The Severance Agreements provide for compensation and benefits as follows:

Non-Change of Control Involuntary Termination

In the event of a Non-Change of Control Involuntary Termination, the executive officer will be entitled to receive an amount equal to his or her annual base salary rate (the “Base Pay”) in effect at the time of termination (one and one-half (1.5) times Base Pay in the case of the CEO), in equal installments over the twelve-month period following such termination (the “Severance Period”), consistent with the Company’s normal payroll practices.  In addition, during the Severance Period, the Company, subject to certain contingencies, will pay the Company portion of any Consolidated Omnibus Budget Reconciliation Act (“COBRA”) continuation coverage under the Company’s group health plan.

Change of Control Involuntary Termination

In the event of a Change of Control Involuntary Termination, the executive officer will be entitled to receive a lump sum cash payment in an amount equal to his or her Base Pay (one and one-half (1.5) times Base Pay in the case of the CEO), plus (b) the maximum bonus or similar incentive compensation opportunity for which the executive officer was eligible for the year in which the termination occurred (“Incentive Pay”) (one and one-half (1.5) times Incentive Pay in the case of the CEO) within sixty (60) days after the expiration of the Revocation Period (as defined in the Severance Agreements).  In addition, during the Severance Period, the Company, subject to certain contingencies, will pay the Company portion of any COBRA continuation coverage under the Company’s group health plan.  All Equity Compensation (as defined in the Separation Agreements) held by the executive officer on the termination date will become fully vested and/or exercisable as the case may be, and all stock options held by the executive officer will remain exercisable for the longer of (i) a period of twelve (12) months after the executive officer’s termination date, or (ii) the period set forth in the award agreement covering the option.

The foregoing description of the form of Severance Agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Form of Severance Agreement for Chief Executive Officer and the Form of Severance Agreement with Non-CEO Named Executive Officer, copies of which have been filed herewith as Exhibits 10.1 and 10.2, and are hereby incorporated by reference.

Item 9.01              Financial Statements and Exhibits.

(d)	Exhibits

10.1	Form of Severance Agreement with Chief Executive Officer
10.2	Form of Severance Agreement with Non-CEO Executive Officers

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATN INTERNATIONAL, INC.

	By:	/s/ Justin D. Benincasa
Justin D. Benincasa
Chief Financial Officer

Dated: March 19, 2019

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